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                                                                    EXHIBIT 99.2



                       LEAR CORPORATION ANNOUNCES TERMS OF
                      ZERO-COUPON CONVERTIBLE SENIOR NOTES

Southfield, Michigan (February 14, 2002) -- Lear Corporation (NYSE: LEA) announced today the basic terms of its previously announced Zero-Coupon Convertible Senior Notes due February 2022 (the "Notes") being offered in a private unregistered offering.

The Notes have the following terms:

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Amount:                           $200 million (gross proceeds), excluding initial purchasers'
                                  option to purchase additional notes yielding gross proceeds of up to $50 million. The principal amount of the Notes will accrete until maturity.

Coupon:                           0%

Yield to Maturity:                4.75%

Conversion Premium:               25%

Initial Conversion Price:         $52

Conversion Rights:                The Notes will be convertible into Lear common stock if the average per share sale price of Lear common stock for the 20 trading days immediately prior to the conversion date is at least a specified percentage beginning at 120% and
                                  declining  1/2% each year thereafter until it reaches 110%
                                  at maturity, of the accreted value of a Note, divided by the conversion rate.  The Notes are also convertible if Lear
                                  calls the Notes for redemption and upon other specified
                                  corporate transaction occurrences and certain rating changes.

Dilutive Effect:                  There is no immediate dilution for Lear shareholders.  The shares associated with the conversion of the Notes are not expected to be included in Lear's diluted shares calculation until Lear common stock attains a specified value, initially $62.40 per share, for at least 20 trading days.

Investor Put Options:             Investors may put the Notes to Lear on February 20, 2007,
                                  2012 and 2017 at their accreted value.
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Call Protection:                  Lear may call the Notes any time after February 20, 2007.

Final Maturity:                   February 20, 2022.
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As previously announced, Lear intends to use the proceeds of the Notes primarily to repay debt under its revolving credit facility.

The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes or the common stock issuable upon the conversion of the notes. This press release is being issued pursuant to Rule 135c under the Securities Act of 1933, as amended.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual events and results may differ materially from those anticipated as a result of certain risks and uncertainties, including but not limited to conditions in the financial markets, Lear's financial objectives, conditions to the completion of the offering and other factors. These forward-looking statements are made as of the date hereof, and Lear does not assume any obligation to update them.

Lear Corporation, a Fortune 150 Company headquartered in Southfield, Mich., USA, focuses on automotive interior systems and is the world's fifth- largest automotive supplier. Net sales in 2001 were $13.6 billion. The Company's world-class products are designed, engineered and manufactured by over 100,000 employees in more than 300 facilities located in 33 countries. Information about Lear and its products is available on the internet at www.lear.com.